Exhibit 10.1

EXHIBIT A

FORM OF PARENT STOCKHOLDER SUPPORT AGREEMENT

VERIFYME, INC.

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of February 11, 2026, is made by and among VerifyMe, Inc., a Nevada corporation (“Parent”), Jennifer Cola, an individual (the “Proxy”), Open World Ltd., a Cayman Islands exempted company (the “Company”) and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”).

WHEREAS, Parent, VRME Subsidiary Corp., a Nevada corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”) and the Company have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”) as a direct, wholly owned Subsidiary of Parent;

WHEREAS, Stockholder is the record and/or beneficial owner of, and has sole voting power with respect to, the number of Shares, holds warrants to purchase shares of Parent Common Stock (“Parent Warrants”), and holds restricted stock units of Parent Common Stock (“Parent RSUs”), in the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent, Merger Sub and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder, Parent, the Company and the Proxy agree as follows:

1)	Agreement to Vote Shares. Stockholder irrevocably and unconditionally agrees that, prior to the Expiration Date (as defined in Section 2 below), at any annual or special meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Issuance Proposal (defined below), Stockholder shall:

a)	appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat (in person or by proxy) for purposes of calculating a quorum;

b)	from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering, all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of the approval of the issuance of shares of Parent Common Stock in accordance with Nasdaq Listing Rule 5635(a) (the “Issuance Proposal”) and any matter that could reasonably be expected to facilitate the Issuance Proposal; (ii) against any other proposed action, agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the approval or consummation of the Issuance Proposal or the consummation of any or all of the other Transactions; and (iii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Issuance Proposal on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2)	Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the effective time of the approval of the Issuance Proposal, (b) the termination of the Merger Agreement in accordance with its terms or (c) upon mutual written agreement of the parties to terminate this Agreement.

3)	Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Parent Warrants, the vesting of any Parent RSUs, or otherwise, including, without limitation, by receipt, gift, succession, in the event of a stock split, recapitalization, combination or exchange, or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares. Stockholder shall notify Parent and the Company in writing of the number of any New Shares of which Stockholder acquires beneficial or record ownership on or after the date hereof.

4)	Share Transfers. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, pledge, tender or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares or any right or interest therein, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any Shares or New Shares (except as set forth in this Agreement) or (e) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or in any way restrict, limit, impede, prevent, disable, delay or interfere with the performance of Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, Stockholder may make (1) transfers by will or by operation of Law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Stockholder’s Parent RSUs which vest on or prior to the Expiration Date, transfers, sales or other dispositions of Shares as payment for the taxes applicable to the vesting of Stockholder’s Parent RSUs, (3) with respect to Stockholder’s Parent Warrants which expire on or prior to the Expiration Date, transfers, sales or other dispositions of Shares to Parent as payment for the (i) exercise price of Stockholder’s Parent Warrants and (ii) taxes applicable to the exercise of Stockholder’s Parent Warrants and (4) transfers, sales or other dispositions to any Affiliate of Stockholder; provided, that, in each case (1) and (4), (A) prior to such transfer or disposition becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to the Company and Parent and which shall bind such transferee to all of the obligations of a Stockholder herein, and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement. If any involuntary transfer of any Shares covered hereby shall occur (including a sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto.

5)	Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent, the Company and the Proxy as follows:

a)	if Stockholder is not a natural person: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

b)	this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company, Parent and the Proxy, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

c)	Stockholder is, and at all times prior to the Expiration Date will be, the record and/or beneficial owner of (within the meaning of Rule 13d-3 under the Exchange Act), and has good and marketable title to, the number of Shares indicated opposite Stockholder’s name on Schedule 1, and will own and have good and marketable title to any New Shares, in each case, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole and unrestricted voting power, sole power of disposition and sole power to issue instructions with respect to, and to agree to, all of the matters set forth in this Agreement, in each case, with respect to such Shares or New Shares, with no limitations, qualifications or restrictions on such rights, except as contemplated by this Agreement. None of the Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Shares, except as provided pursuant to this Agreement. The number of Shares listed on Schedule 1 opposite Stockholder’s name are the only equity interests in Parent beneficially owned or owned of record by such Stockholder as of the date hereof;

d)	the execution and delivery of this Agreement by Stockholder and the consummation of the transactions contemplated hereby do not, and the performance by Stockholder of his, her or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, (a) violate, contravene or conflict with, result in any material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require any consent, waiver or approval or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, trust, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Law, statute, rule or regulation to which Stockholder is subject or (b) in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder;

e)	the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act;

f)	no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder; and

g)	as of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Stockholder, threatened in writing against Stockholder, that would reasonably be expected to prevent or delay the performance by Stockholder of his, her or its obligations under this Agreement in any material respect.

6)	Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Proxy and any of his designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable and unconditional proxy, to the fullest extent of Stockholder’s rights (including, for the avoidance of doubt, voting rights) with respect to the Shares, to vote and exercise all voting and related rights, including the right to sign Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof, and the Proxy hereby accepts the obligations to vote and exercise all voting and related rights with respect to the Shares in accordance with Section 1 hereof. Stockholder intends this proxy to be irrevocable and unconditional, and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by Stockholder with respect to the Shares and represents that none of such previously-granted proxies are irrevocable. Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7)	Other Remedies; Specific Performance; Certain Actions. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that prior to the termination of this Agreement pursuant to Section 10, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by another party and to enforce specifically the performance of terms and provisions hereof in any court of competent jurisdiction without proof of actual damages or otherwise, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective successors, directors or officers relating to the negotiation, execution or delivery of this Agreement, the consummation of the Merger or the Transactions.

8)	Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent and/or holder of Parent Warrants and/or holder of Parent RSUs and not in Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Parent in the exercise of his or her fiduciary duties as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

9)	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or the Proxy any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and the Company or the Proxy does not have authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

10)	Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any Fraud or for any willful and material breach of this Agreement prior to termination hereof.

11)	Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company, the Proxy or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Transactions.

12)	Disclosure. Stockholder hereby agrees that Parent and the Company may publish and disclose in the Proxy Statement, any registration statement, any prospectus filed with any regulatory authority in connection with the Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy Statement, any registration statement or any prospectus or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Transactions. Prior to the Closing, Stockholder shall not, and shall cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Transactions, provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of Stockholder) that would be expressly permitted to be taken by Stockholder pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.

13)	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by electronic transmission (providing confirmation of transmission) (a) to the Company or Parent, as the case may be, in accordance with Section 10.02 of the Merger Agreement, (b) to Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto and (c) to the Proxy at his or her address or email address (providing confirmation of transmission) set forth below his or her signature hereto (in each of clauses (a)-(c), or at such other address for a party as shall be specified by such party by like notice).

14)	Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

15)	Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

16)	No Waivers. No waivers of any breach of this Agreement extended by the Proxy, the Company or Parent to Stockholder shall be construed as a waiver of any rights or remedies of the Proxy, the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

17)	Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of Nevada or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Nevada), (ii) agrees that all claims in respect of such action or Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 17, (iii) waives any objection to laying venue in any such action or Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (v) agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 13 of this Agreement. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 17 in the manner provided for notices in Section 13. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.

18)	Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

19)	No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

20)	Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties (including by electronic transmission) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

21)	Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each of the Stockholder, the Company and Parent; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent and the Stockholder.

22)	Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

23)	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

24)	Construction.

a)	For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

b)	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

c)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

d)	Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

e)	The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank.]

EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:
Name (if an entity):
Title (if an entity):

[Signature Page to Parent Stockholder Support Agreement]

EXECUTED as of the date first above written.

VERIFYME, INC.

Signature:
Name: Scott Greenberg
Title: Executive Chairman of the Board of Directors

OPEN WORLD LTD.

Signature:
Name: Matthew Shaw
Title: Chief Executive Officer

proxy:

Signature:
Name: Jennifer Cola
Email Address: [***]

[Signature Page to Parent Stockholder Support Agreement]

SCHEDULE 1